Exhibit 2.4

SUPLEMENTO DEFINITIVO. Los valores mencionados en este Suplemento Definitivo han sido registrados en el Registro Nacional de Valores que lleva la Comisión Nacional Bancaria y de Valores, y no podrán ser ofrecidos ni vendidos fuera de los Estados Unidos Mexicanos a menos que sea permitido por las leyes de otros países.

DEFINITIVE SUPPLEMENT. The securities described in this Definitive Supplement have been registered in the National Securities Registry kept by the National Banking and Securities Commission, and may not be offered or sold outside the United Mexican States unless permitted by the laws of other countries.

BASED ON THE STOCK MARKET CERTIFICATE PROGRAM (THE “PROGRAM”) ESTABLISHED BY GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V. (“OMA” OR THE “ISSUER”) AND DESCRIBED IN THE CORRESPONDING PROSPECTUS BY AN AUTHORIZED AMOUNT OF UP TO $7,000,000,000.00 (SEVEN BILLION PESOS 00/100 MEXICAN CURRENCY) OR ITS EQUIVALENT IN INVESTMENT UNITS (“UDIS”), A PUBLIC OFFER OF 30,000,000 (THIRTY MILLION) STOCK EXCHANGE CERTIFICATES WITH A FACE VALUE OF $100.00 (ONE HUNDRED PESOS 00/100 MEXICAN CURRENCY) EACH CARRIED OUT (THE “ISSUANCE”) ACCORDING TO THE FOREGOING SUPPLEMENT (THE “SUPPLEMENT”).

TOTAL AMOUNT OF THE OFFER

$3,000,000,000.00 (three billion pesos 00/100 Mexican Currency)

NUMBER OF STOCK EXCHANGE CERTIFICATES

30,000,000 (thirty million)

The terms written with a capital letter but not expressly defined in the foregoing Supplement shall have the meaning assigned in the prospectus.

CHARACTERISTICS OF THE OFFER

Issuer:	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.
Type of Offer:	Initial public and national.
Currency:	Pesos.
Type of Security:	Long term stock exchange certificates (“Stock Exchange Certificates”).
Issuance Number according to the Program:	Third.
Stock symbol:	OMA 14.
Total amount authorized by the Program:	$7,000,000,000.00 (seven billion pesos 00/100 Mexican Currency) or its equivalent in Investment Units (UDIS).
Program term:	4 years (four years as of its authorization).
Total amount of the offer:	$3,000,000,000.00 (three billion pesos 00/100 Mexican Currency).
Number of Stock Exchange Certificates:	30,000,000 (thirty million).
Face value:	$100.00 (one hundred pesos 00/100 Mexican Currency).
Term of effectiveness of the Certificates:	2,548 (two thousand five hundred and forty eight) days, equivalent to approximately 7 (seven) years.
Placing price:	$100.00 (one hundred pesos 00/100 Mexican Currency) each.
Placing mechanism:	Traditional book construction.
Interest rate applicable to the Issuance:	6.85% (six point eighty five percent).
Publishing date of the public offer notice:	June 11, 2014.
Construction date of the book:	June 12, 2014.
Issuance date:	June 16, 2014.
Publishing date of the notice of placement for informational purposes:	June 13, 2014.
Registration date in BMV:	June 16, 2014.
Liquidation date:	June 16, 2014.
Expiration Date:	June 7, 2021.
Warranty:

Stock Exchange Certificates shall have the endorsement of a Guarantor according to the description of the Certificate and in the foregoing Supplement. The Guarantor(s) that, individually or jointly reach the Minimum Endorsement shall approve the Stock Exchange Certificates. At any moment during the term of effectiveness of the Stock Exchange Certificates and without the consent of the Holders or Common Representative, the Issuer shall have the right to release any Guarantor from payment obligations that arise from the Stock Exchange Certificates, as well as the right (but not the obligation) to substitute any Guarantor or include a new Guarantor, as long as after such release, addition or substitution takes effect, can comply with the Minimum Endorsement which are calculated based on the individual audited, consolidated, most recent and most available annual financial statements of the Issuer and Subsidiary Guarantors.

Net resources obtained by the Issuer:

$2,986,006,169.89 (two billion nine hundred and eighty six million six thousand one hundred and sixty nine point eighty nine pesos 89/100 Mexican Currency). For more information about this amount please visit the section “Expenses Related to the Offer” of the foregoing Supplement.

Destination of the Funds:	The net resources obtained through the Issuance shall be applied by the Issuer to the concepts mentioned in the section “Destination of the Funds” of the foregoing Supplement.
Grade granted by Standard & Poor’s, S.A. de C.V.:

“mxAA+”, which means that a debt graded with “mxAA” only differs in a small degree with respect to others graded in the maximum category. It indicates that the issuer’s payment capacity to comply with its financial commitments and obligations is very strong compared with other issuers in the national market. The grades comprised from “mxAA” and “mxCCC” can be modified adding a plus (+) or a minus (-) sign to highlight its strength or weakness under each category of the grade.

Grade granted by Fitch Mexico, S.A. de C.V.:	“AA(mex)”, which means the following: Indicates a very low risk expectation for default compared with other issuers or obligations in the same country. The risk of an inherent default only differs slightly in comparison to other highly regarded issuers or graded obligations in the country.
The grades do not constitute an investment recommendation and may be subject to updates at any moment, pursuant to the methodology of the rating agencies.
Stock Exchange Certificates Increase:	The Issuer may issue and publicly offer additional Stock Exchange Certificates different from those referred in the Certificate that documents the foregoing Issuance and Supplement.
Interests and calculation procedures:

According to the payments calendar that appears in the section “Interest Payment Date”, the Stock Exchange Certificates shall accrue a fixed annual gross interest over its face value equal to an annual gross interest rate of 6.85% (six point eighty five percent) (the “Annual Gross Interest Rate”), which shall be fixed during the Issuance term, and accrued as of the issuance date and payment date. The ordinary interest accrued by the Stock Exchange Certificates shall be calculated at the beginning of each interest period (as defined below), and calculations to determine the amount to pay shall include the natural days elapsed until the payment date. Calculations shall close to the hundredths. To determine the amount of ordinary interests payable in each Period with regard to the Stock Exchange Certificates, the Common Representative shall use the formula established in the Certificate and that it’s reproduced in this Supplement.

Default Interests:

In the event of default for the payment of interests and/or principal amount of the Stock Exchange Certificates, default interests shall accrue over the unpaid principal of the Stock Exchange Certificates to an Annual Gross Rate applicable to the Issuance, plus 2 (two) percentage points. The default interests caused are payable upon demand in the offices of the Common Representative (whose address is shown in the section “Payment Place and Form of the Principal Amount and Interest” of the foregoing Supplement) as of the following immediate Business Day that the payment in question was due and until the full amount is paid, based on a year containing 360 (three hundred and sixty) days and the days currently in default.

Interest payment frequency:

Interests accrued by the Stock Exchange Certificates shall be paid every 182 (one hundred and eighty two) days according to the payments calendar of interests described in the Certificate and that is reproduced in the foregoing Supplement during the Issuance term and upon delivery of a receipt issued by Indeval.

Payment of Principal:

The principal amount of the Stock Exchange Certificate shall be paid in one payment in the Due Date, which is June 7, 2021, upon delivery of the Certificate. Notwithstanding the above, the Issuer may receive advanced payments according to the Certificate.

Interest Payment Date:

Interests from the Stock Exchange Certificates shall be paid according to the payments calendar included in the Certificate and in the foregoing Supplement. If any payment has to be made in a non-business day, the payment of interests shall be made in the following immediate Business Day (unless it’s the Due Date) if it would not represent a Default, but calculating in any case the respective interests by the number of natural days elapsed until the corresponding payment date, and the following Interest Period shall be shortened depending on the number of days the Interest Period was extended for such purpose. The first interest payment shall be made precisely on December 15, 2014.

Payment Place and Form of the Principal and Interests:

The principal and interest amount accrued according to the Stock Exchange Certificates shall be paid on their due date and in each Interest Payment Date respectively, by means of a wire transfer through Indeval, which is located in Paseo de la Reforma 255, Piso 3, Col. Cuauhtemoc, Del. Cuauhtemoc, Mexico, D.F., 06500, upon delivery of the Certificate or receipt that for such purposes is issued by Indeval. The payment of the default interests shall be made in the Common Representative’s office locate in Paseo de la Reforma 284, Piso 9, Col. Juarez, Mexico, D.F., 06600.

Total payment in advance:

The Issuer shall have the right to pay the full amount in advance (not in part) of the Stock Exchange Certificates at any day before the Due Date (such date, “Payment in Advance Date”) to an amount equal to the Payment in Advance Price (as defined below), plus accrued and unpaid interests of the principal of the Stock Exchange Certificates until the Payment in Advance Date. The Payment in Advance Price shall never be less to 100% (one hundred percent) of the principal amount due of the Stock Exchange Certificates to the Payment in Advance Date, and shall be calculated according to the Certificate and to the foregoing Supplement.

Early termination:	The causes of an Early Termination of the Stock Exchange Certificates are described in detail in the section “Issuer Obligations” of the Certificate and in the foregoing Supplement.
Trustee:	Indeval.
Potential buyers:	Individuals and legal entities when its investment regime is expressly provided. Potential buyers shall consider carefully all information contained the Prospectus and in the foregoing Supplement.
Tax regime:

The foregoing section contains a brief description of certain applicable taxes in Mexico regarding the acquisition, property and management of debt instruments, such as Stock Exchange Certificates of residents and non-resident investors in Mexico for tax purposes, but it is not an exhaustive description of all tax considerations that may be relevant to a decision of purchasing or manage Stock Exchange Certificates. The current tax regime may be modified throughout the term of the Stock Exchange Certificate. It is recommended for investors to ask for advice independently from tax advisors regarding the legal provisions applicable to an acquisition, property and management of debt instruments, for instance the Exchange Certificates, before investing. The retained rate applicable for paying interests is subject to (i) individuals and legal entities residents of Mexico, and for tax purposes to according Articles 54, 134, 135, and others from the applicable Income Tax Law, and (ii) individuals and legal entities residents in another country, and for tax purposes to according Articles 153, 166, and others from the applicable Income Tax Law, and will depend on the effective beneficiary of the interests.

Obligations to give, act and prohibitions of the Issuer:	Those mentioned in the section “Issuer and Guarantor Obligations against Holders” of the Certificate and the foregoing Supplement.
Common Representative:	Monex, Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero.

Placement Brokers

Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex	Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer	HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC

The Stock Exchange Certificates are part of the Program authorized by the CNBV, are registered under number 3056-4.15-2014-002-01 of the RNV, and are suitable to be listed in the corresponding list of the BMV.

Registration in the RNV does not imply certification of the value, the solvency of the Issuer or the accuracy or veracity of the information contained in the Prospectus, the foregoing Supplement, the Public Offer Notice, nor validates acts that were performed in breach of the applicable laws.

The Program Placement Prospectus and the foregoing Supplement can be found on the Internet in the website of the CNBV (www.cnbv.gob.mx) and BMV (www.bmv.com.mx), or in the Issuer’s website (www.oma.aero); in the understanding that the latter does not form part of the Prospectus or the foregoing Supplement, nor has been validated by the CNBV. The Prospectus and the foregoing Supplement are available with the Placement Brokers.

Mexico, D.F., June 12, 2014.	CNBV with authorization notice 153/106773/2014, June 10, 2014.

INDEX

I. DEFINITIONS	7
II. THE OFFER	11

1. Characteristics of the Offer	11
1.1 Issuer	11
1.2 Currency	11
1.3 Type of security	11
1.4 Type of offer	11
1.5 Issuance number according to the Program	11
1.6 Stock Symbol	11
1.7 Total amount authorized by the Program	11
1.8 Program Term	11
1.9 Total amount of the offer	11
1.10 Number of Stock Exchange Certificates	11
1.11 Face value of the Stock Exchange Certificates	11
1.12 Term of effectiveness of the Stock Exchange Certificates	11
1.13 Placing price	11
1.14 Placing mechanism	11
1.15 Publishing date of the public offer notice	11
1.16 Construction date of the book	12
1.17 Issuance date	12
1.18 Publishing date of the placement notice for informational purposes	12
1.19 Registration date in BMV	12
1.20 Liquidation date	12
1.21 Due date	12
1.22 Guarantee	12
1.23 Net resources obtained by the Issuer	12
1.24 Grade granted by Standard & Poor’s, S.A. de C.V.	12
1.25 Grade granted by Fitch Mexico, S.A. de C.V.	13
1.26 Increase in the number of Stock Exchange Certificates	13
1.27 Interest and calculation procedures	13
1.28 Gross Annual Interest Rate	14
1.29 Default interest	14
1.30 Interest payment frequency	14
1.31 Payment of principal	14
1.32 Interest payment date	14
1.33 Place and form of payment of the Principal and Interests	15
1.34 Total payment in advance	15
1.35 Trustee	16
1.36 Potential buyers	16
1.37 Tax regime	16
1.38 Common Representative	16
1.39 Placement Brokers	16
1.40 Authorization of the CNBV	16
1.41 Obligations of the Issuer and Guarantors against Holders	17
Obligation to give	17
Obligation to act	17
Prohibitions	19
Causes of Early Termination	19
2 Risk Factors	21
3 Destination of the Funds	22
4 Distribution Plan	23
5 Expenses related to the Offer	25
6 Capital structure before and after the Offer	26
7 Guarantors	27
8 Common Representative	28
9 Shareholders Meeting	29
10 Persons with relevant participation in the Offer	31
11 Recent events	32

III. FINANCIAL INFORMATION	33

1 Selected financial information	33
2 Financial information by a line of business, geographic zone and export sales	33

3 Relevant credit report		33
4 Commentary and analysis from management about the results of the operations and financial situation of the Issuer (result of operations, financial situation, liquidity, capital resources, and internal control)		33
5 Estimates, provisions or critical accounting reserves		33

IV PERSONS RESPONSIBLE		34

V ANNEXES		40

Annex 1.	Certificate	40
Annex 2.	Granted grade by Standard & Poor’s, S.A. de C.V.	41
Annex 3.	Granted grade by Fitch Mexico, S.A. de C.V.	42
Annex 4.	Legal Opinion	43
Annex 5.	Financial Statements	44

The financial statements of the Issuer are incorporated by reference to the annual report of 2013 and to the quarterly report corresponding to the first quarter of 2014, provided to the CNBV and the BMV on April 25, 2014 and April 28, 2014 respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx.

The foregoing Supplement and its annexes are an integral part of the Program Prospectus authorized by the Mexican National Banking and Securities Commission, therefore should be jointly reviewed.

The Annexes of the foregoing Supplement are an integral part of the same.

The terms written with a capital letter but not expressly defined in the foregoing Supplement shall have the meaning assigned in the prospectus and in the Certificate.

No intermediary with legal representation to celebrate operations with the public or any other person has been authorized to provide information or to make any statement that is not contained in this Supplement. As a result of the above, any information or statement not contained in the Prospectus shall be considered unauthorized by Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., nor authorized by Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer, and/or HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC.

I. DEFINITIONS

“Total Consolidated Assets” means that at any date, the total consolidated assets of the Issuer and determined Subsidiaries of such date and based on the most recent and available consolidated balance of the Issuer.

“Important Assets” means the assets owned by the Issuer and/or Subsidiaries as of to this day, whose fair market value exceeds 5% (five percent) of the Total Consolidated Assets’ value based on the most recent and available consolidated balance of the Issuer.

“Affiliate” means, with regard to a determined person, any person that, directly or indirectly, Controls or is Controlled, or is under the common Control of such determined person.

“Government Authorization” means the Concessions and any other authorization, approval, right, franchise, license, permit, certification, exemption, presentation, report or record granted by or before any government authority and necessary to perform the activities, the company’s purpose, operation and conduction of the business of the Issuer and Subsidiaries.

“Minimum Endorsement” means that on the last day of each fiscal year, the EBITDA of Guarantors added to the Issuer’s as itself, represents at least 80% (eighty percent) of the Consolidated EBITDA for such fiscal year. For clarification purposes, the previous calculation shall be made considering the consolidated subsidiaries of each Guarantor, if applicable, and based on the most recent and available consolidated audited annual financial statements of the Issuer.

“Guarantor” means any of the Subsidiaries of the Issuer, Aeropuerto de Acapulco, S.A. de C.V.; Aeropuerto de Ciudad Juarez, S.A. de C.V.; Aeropuerto de Culiacan, S.A. de C.V.; Aeropuerto de Chihuahua, S.A. de C.V.; Aeropuerto de Monterrey, S.A. de C.V.; Aeropuerto de Mazatlan, S.A. de C.V.; Aeropuerto de Tampico, S.A. de C.V.; Aeropuerto de Torreon, S.A. de C.V.; and/or Aeropuerto de Zihuatanejo, S.A. de C.V., that are incorporated and named as such in the Certificate; which shall guarantee payment of the principal and interests of the Stock Exchange Certificates in the terms described in the Certificate and in the foregoing Supplement.

“BMV” means Bolsa Mexicana de Valores, S.A.B. de C.V.

“Change of Control” means that (i) Empresas ICA, S.A.B. de C.V., and affiliates (“ICA”) and Aeroports de Paris, S.A. and affiliates (“ADP”), individually or jointly, directly or indirectly, stop having the right to determine the sense of the vote of the Series “BB” shares issued by the Issuer that represent at least 7.65% (seven point sixty five percent) of the Capital Stock of the Issuer, or (ii) if ICA, directly or indirectly, stop having the veto and special rights conferred by the Bylaws of the Issuer valid at the time and of the Series “BB” shares, or (iii) in the event that the full amount of the Series “BB” shares were converted into Series “B” shares of the Issuer, ICA and ADP, individually or jointly, and directly or indirectly, stop having the right to determine the sense of the vote of the Series “B” shares issued by the Issuer that represent at least 50% (fifty percent) plus one share of the Capital Stock of the Issuer.

“Capital Stock” means shares, partnership interest or similar instruments (regardless of its name) representative of the capital stock of the company, as well as any other interest in a person (different from the company) and all and any optional warrants, rights or purchase options regarding the above.

“Causes of Early Termination” has the meaning set forth in the section “Causes of Early Termination” of the foregoing Supplement.

“Certificates” or “Stock Exchange Certificates” means the 30,000,000 (thirty million) stock exchange bearer certificates covered in the Certificate.

“CNBV” means the Mexican National Banking and Securities Commission.

“Concessions” means the concessions granted by the Department of Communications and Transports to the Issuer’s subsidiaries in June 29, 1998 and its amendment in September 12, 2000 to manage, operate and use the Airports of Acapulco, Ciudad Juarez, Culiacan, Chihuahua, Durango, Mazatlan, Monterrey, Reynosa, San Luis Potosi, Tampico, Torreon, Zacatecas, and Zihuatanejo, during a term of 50 years as of November 1, 1998.

“Services Contract” means the management services contract celebrated in June 14, 2000 by Servicios Aeroportuarios del Centro Norte, S.A. de C.V., and Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Ciudad Juarez, S.A. de C.V., Aeropuerto de Culiacan, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlan, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de San Luis Potosi, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreon, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V., and Aeropuerto de Zihuatanejo, S.A. de C.V.

“Multi-year Services Contract” means the services contract to maintain the airplane tracks celebrated between the Issuer and Empresas ICA, S.A.B de C.V., on September 10, 2007.

“Control” means the capacity of a person or group of persons, to perform any of the following acts: (a) Impose, directly or indirectly, decisions in general shareholders meetings, in partners and other equivalent organs’ meetings, or to appoint or remove the majority of the board members, managers or their equivalent, of a legal entity; (b) maintain ownership of rights that allow, directly or indirectly, a voting exercise of more than fifty percent of the capital stock of a legal entity; or (c) manage, directly or indirectly, the administration, strategy or main policies of a legal entity, wether through the ownership of securities, by a contract or any other form.

“Debt” means, with respect to any and each person, (i) all obligations of such person as a consequence of borrowing; (ii) all obligations documented from such person in bonds, stock exchange certificates, obligations, promissory notes, or similar instruments; (iii) all obligations of such person to pay periodically the purchase price of goods and services (different from accounts payable through the normal course of business); (iv) all of the third parties’ guaranteed debt by an encumbrance incorporated over its assets owned, regardless if such third party assumed that Debt (for purposes of this subsection, in this case, the amount of Debt shall be equal to what results less from (x) the outstanding amount of such guaranteed Debt, and (y) the fair market price of the assets subject to a Encumbrance according to such person in good faith); (v) the guarantees granted by such person with regard to the third party’s Debt (for purposes of this subsection, the amount of Debt in this case, shall be equal to what results less from (x) the outstanding balance of such guaranteed Debt, and (y) the maximum amount of such guarantees, if applicable); (vi) Financial Lease obligations of such person; (vii) Obligations of such person in operations in which agrees to alienate assets, properties or goods, and lease such asset, or property pretended to be used for the same purposes to which it has been alienated; (viii) direct net obligations or contingent of such person as a consequence of any Obligation of Derivative Operations; and (ix) obligations, wether contingent or not, of such person to reimburse any other person paid amounts according to the letters of credit, credit guarantees and bank acceptances.

“Important Debt” means the Issuer’s or any of the Guarantor’s Debt (different from the Stock Exchange Certificates’ obligations) whose principal amount is greater than USD$10,000,000.00 (or its equivalent in any other currency).

“Business Day” means any day that is not Saturday or Sunday, or holiday required by law, in which the full-service Banking Institutions maintain their offices open to the public for operations according to the calendar published periodically by the CNBV.

“Provisions” means the general provisions applicable to securities issuers and other participants in the stock market, issued by the CNBV and published in the Federal Official Gazette on March 19, 2003, which have been modified from time to time.

“Issuance” means the issuance of Stock Exchange Certificates covered in the Certificate, which correspond to the stock symbol “OMA 14”.

“Issuer” means Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., a company whose purpose is to: (i) acquire shares, interests or partnerships in private or public companies, wether as founder or through acquisition of shares or partnerships in already organized companies, dedicated to management, operations, including the rendering of airport services, complementary and commercial services, construction and/or management of civil aerodromes, in the terms of the Airport Law and its regulations, as well as to participate in the Capital Stock of companies that provide all type of services, and to exercise its voting shares when required, always in the same sense according to the bylaws, or according to instructions of the board of directors, shareholders of the company or any other person authorized in terms of the bylaws; to sell, transfer or use any of the shares or partnerships, or other securities permitted by law; (ii) receive from other Mexican or foreign entities, companies or individuals, and render services that may be required to perform its purpose as a company, including but not limited to, consulting services in the areas of management, industrial, accounting, marketing or financial regarding management, operation, construction and/or management of airports, to companies in which it holds an interest or partnership, or to other entities, companies or individuals; (iii) request and obtain under any capacity or through subsidiaries, concessions and permits to carry out the management, operation, construction and/or use of airports, as well as to provide any type of service necessary to use such airports and perform any other activity that supports and is related to such purpose, including but not limited to, any type of warehousing activity, and any other activity that complements the provided services and that directly benefits itself, as well as to provide guarantees over the concessions and permits. In the same manner, in terms established in the corresponding regulations and in the certificate of the concessions, the company may receive by itself or through a subsidiary, the revenues for the use of the civil aerodrome infrastructure, by the celebration of contracts, for services provided directly, as well as for commercial activities performed. Furthermore, the company may provide custody, handling and warehousing services of merchandise in Bonded warehouses in the several methods provided by the law, prior obtaining the necessary concessions or authorizations, likewise, the company may operate, coordinate, manage, supervise and/or carry out the rendering services of loading, unloading and handling of merchandise according to the subject law; (iv) obtain, acquire, manage, license or use all type of patents, invention certificates, registered trademarks, commercial names, copyrights or any other rights related, wether in the United Mexican States or abroad; (v) obtain all type of loans or credits, with or without a specific guarantee, and grant loans to legal entities or individuals that the company has an interest of more than 50% (fifty percent) of the voting Capital Stock or in companies that in any way has the control (according to the terms established in the Sixth Article of the bylaws); (vi) Grant all types of guarantees and sureties in issued negotiable instruments and obligations assumed by the companies or companies in which the company has an interest or partnership of more than 50% (fifty percent) of the voting Capital Stock or in other companies where it has the Control (according to the terms established in the Sixth Article of the bylaws); (vii) issue and subscribe all types of negotiable instruments, accept them and endorse them, including obligations with or without a real guarantee; (viii) issue unsubscribed shares of any class that make up the share capital held in the treasury stock of the Company for delivery through a corresponding subscription, as well as to enter into option contracts with third parties in whose favor the right to subscribe and pay in the shares that the Company issues for such purpose. Likewise the Company may issue unsubscribed shares under the terms and conditions set forth in Article 53 and other applicable articles of the Mexican Stock Market Law; (ix) maintain, hold, sell, transfer, dispose of, or take on loan any type of assets, real or personal property, as well as the real property rights to them, that may be necessary or advisable to carry out its purpose or for the activities that the companies or civil code regulated entities in which the Company may hold an interest or participation; (x) In general, to carry out and execute all acts, contracts, and related, incidental or accessory transactions necessary or convenient to carry out the foregoing purposes.

“Officer Responsible” means the Chief Executive Officer, Director for Operations, Administration and Finance Director, or any other officer with similar hierarchy as the Issuer and that has general powers for administration acts to act in name and representation of the Issuer.

“Encumbrance” means with regard to any asset, any mortgage, pledge, usufruct, deposit, burden, preference or any other real guarantee of any kind or nature, including all purchase agreements conditioned or reserved with ownership.

“Permitted Encumbrances” means:

(i) Encumbrances as a consequence of any tax or labor obligation, or created by law, as long as claimed in good faith and made with reserves or any other necessary provision according to the Mexican Financial Reporting Standards (“NIIF”) if applicable;

(ii) Deposits to guarantee compliance in tenders, business contracts, leases, bonds, and other obligations of similar nature, in each case, held in the normal course of business;

(iii) Encumbrances created as a consequence of a legal easement over the Issuer or Subsidiaries’ assets;

(iv) Encumbrances created prior the issuance date of the Stock Exchange Certificates;

(v) Encumbrances on asset that exist before the Issuer or any of it subsidiaries acquire or encumbrances on assets existing before a person converts to a Subsidiary of the Issuer, as long as (a) such Encumbrances were not created exclusively for the acquisition or to convert such person in a Subsidiary of the Issuer, (b) such encumbrances do not extend to other assets of the Issuer or any of its Subsidiaries, and (c) such Encumbrances only guarantee those obligations guaranteed on the acquisition date or, if applicable, on the date that such person converts into a Subsidiary of the Issuer, if applicable, as well as the extensions, renovations or substitution of such obligations that do not imply an increase in the principal amount of the same; and

(vi) Other than the above encumbrances, as long as the unpaid principal of the debt and other obligations guaranteed with Permitted Encumbrances according to subsection (vi) does not exceed at any time 5% (five percent) of the Total Consolidated Assets.

“Indeval” means S.D. Indeval Institucion para el Deposito de Valores, S.A. de C.V.

“Environmental Laws” means all laws, regulations, norms, codes, circulars, orders, decrees, permits, licenses and issued resolutions by governmental authorities according to the applicable laws and valid as of the foregoing document, and that relate to: (i) pollution (including historical pollution), remedies or Environmental Protection, (ii) the adequate use of natural resources, such as water, including but not limited to, the National Water Law, its regulations, the Federal Tax Act and the Official Mexican Standards, or (iii) storage, creation, treatment or disposal of Hazardous Substances, including but not limited to, the General Law to Prevent and Integral Management of Waste, and other regulations with regard to hazardous residues, as well as other laws, regulations and Mexican rules, wether federal, state or local referring to environmental matters and obligations.

“Majority of Stock Exchange Certificates” has the meaning set forth in the section “Common Representative” of the foregoing document.

“Environment” means the air, superficial waters, underground waters, all earth, all living organisms, sediments, soil, ground stratum, natural resources, and the environment or the living environment, as defined in the Environmental Laws.

“Mexico” means the United Mexican States.

“NIIF” means the Financial Reporting Standards published by the International Accounting Standard Board.

“Financial Lease Obligations” means with regard to any person, the obligations of such person to pay rent or other amounts according to a lease (or any other agreement that grants using rights) of goods or property, or a combination of both, and whose obligations shall be classified and agreed as Financial Lease Obligations in the balance sheet of such person according the NIIF, and the amount of such obligations shall be at any time the amount capitalized when determined according to NIIF.

“Financial Lease Obligations” means with regard to any person, the obligations of such person to pay rent or other amounts according to a lease (or any other agreement that grants using rights) of goods or property, or a combination of both, and whose obligations shall be classified and agreed as Financial Lease Obligations in the balance sheet of such person according the NIIF, and the amount of such obligations shall be at any time the amount capitalized when determined according to NIIF.

“Obligations of Derivative Operations” means with regard to any person, the obligations of any interest rate exchange contract or exchange rate contract, futures contracts, price protection contracts, or any other coverage agreement, exchange, option, limit or similar, with respect to prices, interest rates, indexes or currencies, or a combination of both.

“Interest Period” has the meaning set forth in the section “Interest Payment Frequency” of the foregoing Supplement.

“Common Representative” means Monex, Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero, institution that serves as common representative of the Holders.

“SIPO System” means the system of sending and processing of purchase quotes and/or simultaneous sales, and obtaining firm positions offered by the company SIF ICAP, which shall be hired and used to place the Stock Exchange Certificates.

“Subsidiary” means any company or entity of any nature in which the Issuer has, directly or indirectly, (i) ownership of the 50% (fifty percent) or more of the share capital, shares or partnership shares, or 50% (fifty percent) of the voting rights, or (ii) controls management by any other means.

“Hazardous Substances” means any substance or material listed, defined or by any other way referred to as dangerous; or any contaminant or residue regulated by the Environmental Laws.

“Holders” means the holder of the Stock Exchange Certificates in the market.

“Certificate” means the title or document of the Stock Exchange Certificate.

“EBITDA” means the earnings before interests, taxes, depreciation and amortization.

“Consolidated EBITDA” means the Consolidated Operating Profit (calculated before interests, taxes, extraordinary expenses, and employee’s dividends), plus depreciation and amortization (to the extent that have been deducted when determining the profit from operations) calculated according to the IFRS; in the understanding that, to determine the Consolidated EBITDA regarding any period (the “Reference Period”), shall be given effect on a pro forma basis to any adjustment case(s) occurred as of the beginning of the Reference Period and as if such adjustment case(s) existed (and in the event of any expense, resources were applied) in the first day of the Reference Period. Acquisitions or expenses made in effect on a pro forma basis by a company, division or line of business, that pro forma should be based on the last 4 (four) complete quarters for which there is financial information available.

“Consolidated Operating Profit” means the profit (or loss) of the operations (calculated before taxes, financial expenses, extraordinary expenses and employees profit distribution) of the Issuer and Guarantors on a consolidated basis, determined according to NIIF in Mexico; in the understanding that for its determination, the profit (or loss) of any person that has not been a subsidiary of the Issuer before the date of this Issuance, shall be excluded.

II. THE OFFER

1 Characteristics of the Offer

1.1                      Issuer

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

1.2                      Currency

Pesos.

1.3                      Type of Security

Stock Exchange Certificate.

1.4                      Type of Offer

Initial Public and National.

1.5                      Issuance number according to the Program

Third.

1.6                      Stock Symbol

OMA 14.

1.7                      Total amount authorized by the Program

$7,000,000,000.00 (seven billion pesos 00/100 Mexican Currency) or its equivalent in Investment Units (UDIs).

1.8                      Program Term

4 (four) years as of its authorization.

1.9                      Total amount of the offer

$3,000,000,000.00 (three billion five hundred million pesos 00/100 Mexican Currency).

1.10                Number of Stock Exchange Certificates

30,000,000 (thirty million).

1.11                Face value of the Stock Exchange Certificates

$100.00 (one hundred pesos 00/100 Mexican Currency).

1.12                Term of Effectiveness of the Stock Exchange Certificates

2,548 (two thousand five hundred and forty eight) days, equivalent to approximately 7 (seven) years.

1.13                Placing Price

$100.00 (one hundred pesos 00/100 Mexican Currency).

1.14                Placing mechanisms

Traditional Book Construction.

1.15                Publishing date of the public offer notice

June 11, 2014.

1.16                Construction date of the book

June 12, 2014.

1.17                Issuance date

June 16, 2014 (the “Issuance Date”).

1.18                Publishing date of the notice of placement for informational purposes

June 13, 2014.

1.19                Registration date in BMV

June 16, 2014.

1.20                Liquidation date

June 16, 2014.

1.21                Due date

June 7, 2021 (the “Due Date”).

1.22                Guarantee

The Stock Exchange Certificates shall have the endorsement of the Guarantor(s) according to the Certificate and the foregoing Supplement. The Guarantor(s) that, individually or jointly, reach the Minimum Endorsement shall approve the Stock Exchange Certificates. At any time during the term of effectiveness of the Stock Market Certificates and without the consent of the Holder or the Common Representative, the Issuer shall have the right to release any Guarantor from payment obligations that arise from the Stock Market Certificates, as well as the right (but not the obligation) to substitute any Guarantor or include a new one, as long as after such release, addition or substitution takes effect and complies with the Minimum Endorsement.

The Issuer, (i) within 6 (six) Business Days following the date in which any of the changes established in the previous paragraph occur, shall publish a notice through EMISNET or any other means that replaces it, describing changes of Guarantors according to the foregoing Supplement and the Certificate, and confirm that the Minimum Endorsement will exist once the release, addition or substitution takes effect - which shall be the signing of the new Certificate that reflects such release, addition or substitution of the Guarantors - and shall obtain a legal opinion from an independent attorney (accredited by the letter referred into Article 87 of the Provisions) that refers to the validity and enforceability of the Stock Exchange Certificates against people constituting as Guarantors after such release, addition or substitution, as well as of the powers of who subscribe the new certificate on its behalf (whose legal opinion shall be delivered to the CNBV as part of the update registration process of the Stock Exchange Certificate in the National Registry of Securities), and (ii) Once such notice is published, an exchange of the certificate must be performed depositing the new certificate in Indeval as soon as possible and against receiving the Certificate previously deposited at that time; and the new certificate shall reflect precisely the companies that will act as Guarantors of the Stock Exchange Certificates as of that moment.

No modification of the Guarantors shall constitute novation of the obligations contained in the Certificate.

In order to clarify the above, in order to modify the definition of the Minimum Endorsement, the consent of the Holders gathered in a shareholders meeting shall suffice.

1.23                Net resources obtained by the Issuer

$2,986,006,169.89 (two billion nine hundred and eighty six million six thousand one hundred and sixty nine point eighty nine pesos 89/100 Mexican Currency). For more information about this amount please visit the section “Expenses Related to the Offer” of the foregoing Supplement.

1.24                Grade granted by Standard & Poor’s, S.A. de C.V.

“mxAA+”, which means that a debt graded with “mxAA” only differs in a small degree with respect to others graded in the maximum category. It indicates that the issuer’s payment capacity to comply with its financial commitments and obligations is very strong compared with other issuers in the national market. The grades comprised from “mxAA” and “mxCCC” can be modified adding a plus (+) or a minus (-) sign to highlight its strength or weakness under each category of the grade.

1.25                Grade granted by Fitch Mexico, S.A. de C.V.

“AA(mex)”, which means the following: Indicates a very low risk expectation for default compared with other issuers or obligations in the same country. The risk of an inherent default only differs slightly in comparison to other highly regarded issuers or graded obligations in the country.

The grades do not constitute an investment recommendation and may be subject to updates at any moment, pursuant to the methodology of the rating agencies.

1.26                Increase in the number of Stock Exchange Certificates

The Issuer shall have the right to issue and offer publicly additional Stock Exchange Certificates (“Additional Stock Exchange Certificates”) other than those referred to in the Stock Exchange Certificates of this Supplement (“Original Stock Exchange Certificates”). The Additional Stock Exchange Certificates (a) are considered to be part of the Issuance of the Original Stock Exchange Certificates (therefore, among other things, shall have the same stock symbol as the Original Stock Exchange Certificates), and (b) shall have the same terms and conditions as of the Original Stock Exchange Certificates (including and not limited to the due date, interest rate and face value of each Stock Exchange Certificate). The Additional Stock Exchange Certificates shall accrue interests as of the date of the current interest period of the Original Stock Exchange Certificates.

By virtue of the acquisition of Original Stock Exchange Certificates, means that Holders have consented to the Issuer to issue Additional Stock Exchange Certificates, therefore, the issue and public offer of the Additional Stock Exchange Certificates, shall not require the authorization of the Holders of the Stock Exchange Certificates. The issuance of the Additional Stock Exchange Certificates shall be subject to the following:

(i)             The Issuer may issue and offer publicly Additional Stock Exchange Certificates, as long as (a) the grade of the Additional Stock Exchange Certificates are not lower than the grades granted to the Original Stock Exchange Certificates and that the latter does not decrease (whether as a result of an increase in the number of Stock Exchange Certificates in circulation or by any other cause), and (b) the Issuer is up to date with the compliance of its obligations according to the Original Stock Exchange Certificates.

(ii)          The maximum amount of Additional Stock Exchange Certificates that the Issuer may issue and offer publicly, plus the amount of issues in circulation according to the Program (including the issuance of the Original Stock Exchange Certificates), shall not exceed the Total Amount Authorized by the Program.

(iii)       On the issuance date of the Additional Stock Exchange Certificates, the Issuer shall exchange the certificates that represent the Original Stock Exchange Certificates (deposited in Indeval) by a new certificate that covers the Original Stock Exchange Certificates, plus the Additional Stock Exchange Certificates, and deposit such certificate in Indeval. Such certificate shall contain only the modifications necessary to reflect the issuance of the Additional Stock Exchange Certificates, in other words, (a) the total amount of the issuance (represented by the sum of the amount issued regarding the Original Stock Exchange Certificates, plus the amount issued according to the Additional Stock Exchange Certificates), (b) the total amount of Stock Exchange Certificates covered by the certificate (that shall be equal to the number of the Original Stock Exchange Certificates, plus the number of the Additional Stock Exchange Certificates), (c) the issuance date of the Original Stock Exchange Certificates and the issuance date of the Additional Stock Exchange Certificates, and (d) the term of effectiveness of the Original Stock Exchange Certificates and the Additional Stock Exchange Certificates; the term of effectiveness of the Additional Stock Exchange Certificates shall be the term that exists between the issuance date of the Additional Stock Exchange Certificates and the Due Date of the Original Stock Exchange Certificates, by virtue whereof the due date of such certificate shall be the same Due Date as of the Original Stock Exchange Certificates.

(iv)       The issuance date of the Additional Stock Exchange Certificates may coincide with the date in which any of the interests periods initiate according the foregoing Supplement and Certificate; the price of the Additional Stock Exchange Certificates shall reflect the accrued interests as of the initiation date of the valid interest period, in the understanding that the Original Stock Exchange Certificates will continue to accrue interest in the valid interest period as of the Issuance date of the Additional Stock Exchange Certificates.

(v)          No issuance of Additional Stock Exchange Certificates, or the increase in the amount of Original Stock Exchange Certificates in circulation as a consequence of the same, shall constitute novation.

(vi)       The Issuer may perform several issued of Additional Stock Exchange Certificates, as long as does not exceed the Total Amount Authorized by the Program.

(vii)    The Additional Stock Exchange Certificates may be placed with a different price than its face value depending on the market conditions.

1.27                Interest and calculation procedures

As of its Issuance Date (or in the date appointed to the issuance of the Additional Stock Exchange Certificates, if applicable) and as long as they haven’t been paid in full, the Stock Exchange Certificates shall accrue an annual gross interest over its face value, therefore, the

Common Representative shall consider an annual gross interest rate of 6.85% (six point eighty five percent) (the “Annual Gross Interest Rate”), which shall be maintained fixed during the Issuance term.

The interest accrued by the Stock Exchange Certificates during each of the Interest Periods, and the calculations to determine the amount due, shall include the natural days elapsed until the Payment of the Interest Payment Date. Calculations shall close to the hundredths.

To determine the amount of interest payable in each Interest Period regarding the Stock Exchange Certificates, the Common Representative shall use the following formula:

I= [(TI)*PL] * VN
36000

In which:

I	=	Interest to be paid in the corresponding Interest Payment Date.
TI	=	Annual Gross Interest Rate (expressed as a percentage) applicable to the Issuance.
PL	=	Number of elapsed natural days until the corresponding Interest Payment Date.
VN	=	Face Value of the Stock Exchange Certificates in circulation.

Ordinary Interest accrued by the Stock Exchange Certificates shall be paid every 182 (one hundred and eighty two) days in accordance with the calendar of payments of interests described in the section “Interest Payment Date”.

The Common Representative shall announce to the CNBV, BMV and public investors, through the Electronic System for Sending and Disseminating Information (SEDI) or any other means determined by the BMV, and to Indeval in writing or through other means determined, no later than 2 (two) Business Days before the Interest Payment Date, the amount of interests to be paid, as well as the Annual Gross Interest Rate applicable to the following Interest Period, which shall be fixed during the Issuance term.

The Stock Exchange Certificates shall stop accruing interests as of the payment date assigned, as long as the Issuer performs the deposit of the amount to be paid, and if applicable, the corresponding interests in Indeval’s offices no later than 11:00 a.m., of that day.

In terms of Article 282 of the Stock Market Law, the Issuer agrees that the corresponding certificate will not carry an attached coupon, but will carry a receipt issued by Indeval, which shall serve as the attached coupons for all legal purposes.

1.28                Annual Gross Interest Rate

6.85% (six point eighty five percent), which shall be fixed during the Issuance term.

1.29                Default Interest

In an event of default in the payment of interests and/or the principal amount of the Stock Exchange Certificates, default interest shall accrue over the unpaid principal of the Stock Exchange Certificates to an Annual Gross Interest Rate applicable to the Issuance, plus 2 (two) percentage points. The default interest caused are payable upon demand in the offices of the Common Representative (whose address is shown in the section “Payment Place and Form of the Principal Amount and Interest” of the foregoing Supplement) as of the immediate Business Day after the payment is due and until the full amount due is paid, based on a year containing 360 (three hundred and sixty) days and the days currently in default.

1.30                Interest payment frequency

Interest accrued by the Stock Exchange Certificates shall be paid every 182 (one hundred and eighty two) days (each an “Interest Period”), in accordance with the calendar of payments of interests described in the Certificate and that is reproduced in the foregoing Supplement during the Issuance date.

1.31                Payment of Principal

The principal amount of the Stock Exchange Certificates shall be paid in one payment and in the Due Date, which is in June 7, 2021, upon delivery of the Certificate. Notwithstanding the above, the Issuer may receive advanced payments according to the Certificate

1.32                Interest Payment Date

Interests from the Stock Exchange Certificates shall be paid according to the calendar of payments mentioned in the Certificate and that is reproduced below. If the date in which any payment that shall be made according to the calendar (such day the “Interest Payment Date”) is not a Business Day, the payment of interest shall be made the next immediate Business Day (unless it’s the Due Date) if it would not represent a Default, but calculating in any case the respective interests by the number of natural days elapsed until the corresponding payment date, and the following Interest Period shall be shortened depending on the number of days the Interest Period was extended for such purpose.

The first interest payment shall be made precisely on December 15, 2014.

Payment No.	Interest Payment Date	Payment No.	Interest Payment Date
1.	December 15, 2014	8.	June 11, 2018
2.	June 15, 2015	9.	December 10, 2018
3.	December 14, 2015	10.	June 10, 2019
4.	June 13, 2016	11.	December 9, 2019
5.	December 12, 2016	12.	June 8, 2020
6.	June 12, 2017	13.	December 7, 2020
7.	December 11, 2017	14.	June 7, 2021

1.33                Place and Form of Payment of the Principal Amount and Interest

The principal amount and interest accrued regarding the Stock Exchange Certificates shall be paid on its due date and in each Interest Payment Date respectively, with an electronic wire transfer through Indeval located in Paseo de la Reforma No. 255, 3rd floor, Col. Cuauhtemoc, Del. Cuauhtemoc, Mexico, D.F., 06500, upon delivery of the Certificate or receipt that for such purposes is issued by Indeval.

Payment of default interests shall be made in the Common Representative’s office located in Paseo de la Reforma No. 284, 9th floor, Col. Juarez, Mexico, D.F., 06600.

In the event that the principal amount and/or any other payable amount in any Interest Payment Date is not paid in full, Indeval shall not be responsible to deliver the Certificate or corresponding receipts of such payment, nor shall be responsible to deliver the same until payment is fully covered.

1.34                Total Payment in Advance

The Issuer shall have the right (but not the obligation) to pay the full (but not in part) amount in advance of the Stock Exchange Certificates in any date, but before the Due Date (such date, the “Payment in Advance Date”) to an amount equal to the Payment in Advance Price (as defined below), plus accrued and unpaid interest of the principal of the Stock Exchange Certificates until the Payment in Advance Date. The Payment in Advance Price shall never be less to 100% (one hundred percent) of the principal amount due of the Stock Exchange Certificates to the Payment in Advance Date.

In the event that the Issuer decides to pay in advance the Stock Exchange Certificates according to the above, the Issuer, through the Common Representative, shall notify its decision to exercise such right to the CNBV, BMV, Indeval (in writing or through means determined by the latter) and the Holders in writing or through EMISNET with at least 30 (thirty) natural days in advance to the Payment in Advance Date.

The Payment in Advance of the Stock Exchange Certificates shall be performed in the Payment in Advance Date through Indeval whose offices are located in Paseo de la Reforma No. 255, 3rd Floor, Col. Cuauhtemoc, Mexico, D.F., 06500.

In the Payment in Advance Date, the Stock Exchange Certificates shall cease accruing interest, unless the Issuer does not deposit the Payment in Advance Price, plus accrued and unpaid interests of the Stock Exchange Certificates on the Payment in Advance Date, no later than 11:00 a.m. (Mexico City time).

If the Issuer exercises the right to pay in advance the Stock Exchange Certificates, it shall pay the Holder an amount equal to the amount that results greater between (1) 100% (one hundred percent) of the unpaid principal of the Stock Exchange Certificates, or (2) the sum of the current value of each of the pending payments of the principal and interests according to the calendar of payment that appears in the section “Interest Payment Date” of the foregoing Supplement, under the Stock Exchange Certificates (excluding accrued and unpaid interests of the principal amount of the Stock Exchange Certificates to the Payment in Advance Date) discounted to the “M Bond” Rate, plus 50 (fifty) base points (i) in case of the principal amount, based on the number of days that correspond from the Due Date until the Payment in Advance Date (over a base period of 182 (one hundred and eighty two) days and a year with 360 (three hundred and sixty) days), and (ii) in the case of interests, based on the number of days that correspond between each following Interest Payment Dates and the Payment in Advance Date, respectively (over a base period of 182 (one hundred and eighty two) days and a year with 360 (three hundred and sixty) days) (such amount, the “Payment in Advance Price”). In any case, besides the Payment in Advance Price, the Issuer shall have to pay the Holders an accrued and unpaid interests of the principal amount of the Stock Exchange Certificates on the Payment in Advance Date. The Issuer shall not cover any amount in addition to the Payment in Advance Price in case of exercising its right to pay in advance of the Issuance according to the foregoing section.

The Common Representative shall calculate the Payment in Advance Price and shall inform it to CNBV, BMV, Indeval (in writing or through means determined by the latter), and the Holders through EMISNET, with at least 6 (six) Business Days in advance to the Payment in Advance Date. For purposes of the above, the Common Representative shall indicate the Payment in Advance Date, the amount to pay, and other data necessary for the payment of the Stock Exchange Certificates in the notice submitted to Indeval.

For purposes of the above:

“M Bond Rate” means, regarding any Payment in Advance Date, the annual rate equivalent to a six-month return performance (considering periods of 182 (one hundred and eighty two) days and a year with 360 (three hundred and sixty) days) to the maturity or interpolated maturity (based on the number of days) of the “Comparable M Bond Issuance”, assuming a price for the Comparable M Bond Issuance (expressed as a percentage of the principal) equal to the “Comparable M Bond Price”.

“Comparable M Bond Issuance” means the issuance of Federal Government Development Bonds with a Fixed Interest Rate assigned by the “Independent Bank”, with a comparable or interpolated maturity to a comparable term of the period corresponding from the Payment in Advance Date and the Due Date of the Stock Exchange Certificates, which shall be assigned based on recognized financial practices to assess new corporate debt issuances.

“Independent Bank” means any Mexican credit institution that operates Federal Government Development Bonds with a Fixed Interest Rate in the Mexican primary market and assigned by the Common Representative.

“Comparable M Bond Price” means, regarding the Payment in Advance Date”, the average of the “Independent Bank Quotes”

“Independent Bank Quotes” means, regarding an Independent Bank and the Payment in Advance Date, the average performance rate determined by the Issuer upon maturity of the Comparable M Bond quoted in writing by such Independent Bank before 2:30 p.m., Mexico City time, the 6º (sixth) Business Day prior the Payment in Advance Date and informed in writing to the Common Representative on the same day of its determination.

1.35                Trustee

Indeval.

1.36                Potential Buyers

Individuals and legal entities when their investment regimes it’s expressly provided. Potential buyers shall consider carefully all information contained in the Prospectus and in the foregoing Supplement.

1.37                Tax Regime

The foregoing section contains a brief description of certain applicable taxes in Mexico regarding the acquisition, property and management of debt instruments, such as Stock Exchange Certificates of resident and non-resident investors in Mexico for tax purposes, but is not an exhaustive description of all tax considerations that may be relevant to a decision of purchasing or manage Stock Exchange Certificates.

The current tax regime may be modified throughout the term of the Stock Exchange Certificates. It is recommended for investors to ask for advice independently from tax advisors regarding the legal provisions applicable to an acquisition, property and management of debt instruments, like the Stock Exchange Certificates before investing.

The retained rate applicable to paid interests is subject to: (i) individuals and legal entities residents in Mexico for tax purposes, to Articles 54, 134, 135 and other applicable of the valid Income Tax Law, and (ii) individuals and legal entities residents abroad for tax purposes, to Article 153, 166 and other applicable of the valid Income Tax Law, and will depend on the effective beneficiary of the interests.

1.38               Common Representative

Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero.

1.39               Placement Brokers

Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer, and HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC.

1.40               Authorization of the CNBV

Through official letter number 153/31098/2011 dated July 12, 2011, the CNBV authorized the establishment of the Program, and through the official letter number 153/106772/2014 dated June 6, 2014, the CNBV authorized an update of the corresponding registration in the RNV for the extension of the total amount authorized of the Program, as well as the Issuance referred in the foregoing Supplement.

Issuance referred to in the foregoing Supplement.

The Stock Exchange Certificates referred to in this Supplement were recorded with the number 3056-4.15-2014-002-01 in the RNV and are suitable to quote in the corresponding list of the BMV.

1.41               Obligations of the Issuer and Guarantors against Holders

Obligation to give.

In addition to the principal and interest payment obligations established in the foregoing Supplement and in the Certificate, there are no obligations to give considered for the Issuer or Guarantors.

Obligation to act.

Unless the Holders of the Majority of the Stock Exchange Certificates approve otherwise in a shareholders meeting, as of the date of the foregoing document and until the Stock Exchange Certificates are paid in full, the Issuer undertakes by itself and in the cases specifically mentioned below, to cause Guarantors comply with the following:

1.              Disclosure and delivery of information. (a) Disclose information to the public investors through the means established by the applicable law on the dates assigned by the Provisions, a full copy of the financial statements at the end of each quarter and any other information that should be disclosed to the public investors each quarter according to the Provisions, including without limitation, a document containing a report about the exposure of the Issuer to financial statements of the closing of the previous quarter.

(b)          Disclose to the public investors, through the means established by the applicable law on the dates assigned by the Provisions, a full copy of the consolidated audited annual financial statements and any other information that should be disclosed annually to the public investors according to the Provisions.

(c)           Inform the Common Representative in writing, within 5 (five) Business Days following the date in which an Officer Responsible has knowledge of any event that constitutes or may constitute a Cause of Early Termination according to the foregoing instrument.

(d)          Provide to the CNBV, BMV, Common Representative, and public investors, financial, economic, accounting and administrative information established in the Provisions.

2.              Corporate Existence; accounting; law compliance, contractual obligations; and authorizations.

(a)           Keep their legal existence and of the Guarantors, and maintain them as a business in progress, except as permitted by number 2 of the subsection “Prohibitions”.

(b)          Maintain its accounting according to the Mexican NIIFs or any other standards or accounting criteria that replace any of the Mexican NIIFs according to the applicable law.

(c)           Comply and maintain, and cause that Guarantors comply and maintain Governmental Authorizations, as well as all laws, regulations, mandates, norms or requirements of any governmental authority applicable (including, regarding Governmental Authorizations, the law and airport regulations, communication and transports laws and regulations, provisions issued by the Department of Communications and Transports and by the Civil Aeronautical General Department, social service, labor, pensions and economic competition, as well as Environmental Laws and Regulations), as well as all of its obligations as a consequence of any contract, covenant, security or instrument that is part of, unless the lack of compliance of the above does not affect adversely and importantly in the operations or financial situation of the Issuer or any of the Guarantors.

(d)          Maintain and cause that Guarantors maintain in full effect, all Governmental Authorizations necessary according to the applicable legislation to perform its activities and of Guarantors’, as well as maintain their rights, unless for those Governmental Authorizations different from the Concessions that, if not maintained valid, does not affect adversely and importantly in the operations or financial situation of the Issuer or any of the Guarantors.

3.              Destination of the funds. Use the resources obtained through the Issuance for the purposes prevailed in this Supplement, which shall evidence with the delivery of a certification to the Common Representative.

4.              Registration and listings. Maintain the registration of the Stock Exchange Certificates in the National Registry of Security and in the listings of the BMV.

5.              Assets and Insurances. (a) Maintain the assets necessary to perform its activities and of the Guarantors in good conditions, unless it wears and depreciates naturally with its use, as well as to make repairs, replacements and upgrades necessary for the proper functioning of such goods.

(b)               Maintain and hire, and cause Guarantors to maintain and hire, recognized insurance companies, suitable insurances that cover its assets or assets used to perform its activities in similar terms to those already contracted.

6.              Tax Obligations. The Issuer shall comply and be up to date, and cause that Guarantors comply and be up to date, in the payment of all taxes, contributions, fees, and government burdens applicable, which are determined, imposed or demanded, except for taxes, contributions, fees, and government burdens (regardless of the amount) whose constitutionality or determination is pending to resolve to be controversial with, or that are requested before the competent tax authority, as long as the Issuer or the corresponding Guarantor, if applicable, (a) filed in good faith the defense mechanisms established by the established tax laws, (b) established or maintains sufficient necessary reserves according to the applicable Mexican NIFs or IFRS, in case a final judgment is declared applicable resolving to pay and (c) proceeded to guarantee the tax interests in terms established by the applicable tax laws.

7.              Labor Obligations. The Issuer shall comply and be up to date, and cause Guarantors to comply and be up to date, in the payment of its labor-nature obligations (including as an example, the fees of the Mexican Institute of Social Security, the fees for the National Fund for Workers’ Housing, as well as the contributions for the Retirement Savings Fund), or any other contribution established in the applicable laws or regulations, except for those labor obligations (regardless the amount) whose application or determination is pending to resolve to be controversial with, or that are requested before the competent authority as long as the Issuer or the corresponding Guarantor, if applicable, (a) filed in good faith the defense mechanisms established by the established tax laws, (b) established or maintains sufficient necessary reserves according to the applicable Mexican NIIFs, in case a final judgment is declared applicable resolving to pay and (c) proceeded to guarantee the interests of its employees in terms established by the applicable laws.

8.              Priority of Payments (pari passu). The Issuer shall do the necessary so that its obligations from the Stock Exchange Certificates constitute direct and written obligations form the Issuer, and in the event of bankruptcy maintain the same payment priority as its other direct and written obligations, except for the preferences established by law.

9.              Mandatory Repurchase of Stock Exchange Certificates. In the event of a Change in Control, the Issuer is responsible to perform and initiate through the BMV and according to the mechanisms described in this section and in the corresponding informative brochure, a purchase public offer regarding the Stock Exchange Certificates (the “Repurchase Offer”) no later than 15 (fifteen) Business Days after such Change in Control occurs. In the terms of such Repurchase Offer, the Issuer shall offer, and the Holders shall have the right to accept, the repurchase of the Stock Exchange Certificates currently on the market (the “Purchase Option”) to a price equal to 101% of the face value of the Stock Exchange Certificates (the “Repurchase Price”), plus accrued and unpaid interests as to the Repurchase Date (as defined below).

In the event of a Change in Control and notwithstanding the obligation to perform a Repurchase Offer, the Issuer has to notify the Common Representative in writing and the public (through the BMV systems), in a period no later than 5 (five) Business Days after the existence of such event, so as to Indeval in writing or through the means determined by the latter.

The Holders may exercise the Purchase Option in the terms of the Repurchase Offer, which shall be known in the corresponding informative brochure. To exercise this right, the Holders shall have a period of at least 20 (twenty) Business Days (as of the initiation of the Repurchase Offer) to exercise the Purchase Option (the “Exercise Period”) according the mechanisms established in the Repurchase Offer.

If any Holder decides to accept the Purchase Option, the Issuer shall have the obligation to repurchase the Stock Exchange Certificates accepted in the Purchase Option, having to pay the Repurchase Price, plus accrued and unpaid interests no later than the 3rd (third) Business Day after the conclusion of the Exercise Period (the “Repurchase Date”) in the form established in the corresponding informative brochure; in the understanding that the payment of the Repurchase Price shall be for an amount equivalent to the Repurchase Price multiplied to the total number of Stock Exchange Certificates for which the Purchase Option has been exercised.

In the Repurchase Date, the Issuer shall receive in an issuance account of any of the trustees in Indeval indicating to the Holders, the Stock Exchange Certificates of the Holders that decided to accept the Purchase Option. The Holders that accept the Purchase Option, shall instruct their brokerage firm or trust fund of the transfer of its Stock Exchange Certificates to the issuance account assigned by the Issuer; instruction that the brokerage firm or trust fund shall refer to Indeval (in writing or by the means determined by the latter) to remove and cancel jointly with the Issuer, the repurchased Stock Exchange Certificates, hereinafter, the Issuer shall proceed to exchange the certificates deposited in Indeval by a new number of Certificates in circulation and any other conditions as a consequence of such change.

The Holders that decide not to exercise the Purchase Option shall keep their corresponding certificates and the payment obligations of the Issuer shall prevail until the payment in full of the principal of the Stock Exchange Certificates.

With respect to the Repurchase Option, the Issuer shall comply with any of the requirements established in the Stock Market Law and the Provisions.

The Common Representative shall deliver to Indeval the information that should receive regarding the Repurchase Offer and,

if applicable, the exchange of the applicable Certificate according to the foregoing instrument.

Prohibitions

Unless the Holders of the Majority of the Stock Exchange Certificates approve otherwise in a shareholders meeting, as of the date of the foregoing document and until the Stock Exchange Certificates are paid in full, the Issuer undertakes by itself and in the cases specifically mentioned below, to cause Guarantors comply with the following:

1.               Line of business. Not modify the prevailing line of businesses, nor of the Guarantors, considered in a jointly basis.

2.               Mergers, sale of assets. (a) Not merge, split, dissolve or liquidate or allow Guarantors to merge, split, dissolve or liquidate, unless by (i) mergers that the Issuer or Guarantor, if applicable, are the merged company, (ii) mergers in which the company resulting from the merger assumes the Issuer’s obligations, (iii) mergers not implying a Change in Control, or (iv) dissolutions and liquidations of Guarantors that the Issuer deems appropriate, to streamline its corporate structure, and that do not have a direct a Cause of Early Termination.

(b)          Not sale, lease or otherwise use Important Assets (including shares of the Capital Stock of any Guarantor), or enable the guarantors to do so, unless for (i) sales in the normal course of the operations, (ii) sales of obsolete or discontinued equipment, and (iii) sales among Guarantors or between the Issuer and Guarantors.

3.               Operations with affiliates. (a) Not modify or allow Guarantors to modify the Services Rendering Agreement and/or the Multi-Year Services Contract in such a way that as a consequence of the modifications impose more expensive terms and conditions to the Issuer than those currently established in the foregoing.

(b)          Not celebrate or allow Guarantors to celebrate operations with Affiliates, unless for operations in the normal course of business, in reasonable conditions and no less favorable for the Issuer or any of the Guarantors, if applicable, than those that may be obtained in a commercial comparable operation with a person that is not an Affiliate.

4.             Restrictions in the Payment of Dividends. (a) Not allow that any of the Guarantors celebrate any contract that, directly or indirectly, impose a restriction to pay dividends or other cash payments to its shareholders; in the understanding that such obligation shall not apply to limitations or restrictions that exists in contracts or instruments celebrated before the issuance date of the Stock Exchange Certificates.

(b)          The Issuer shall refrain from paying dividends or to perform any other payment to its shareholders of any kind, in cash or in kind (i) if a Cause of an Early Termination occurs or if an event that through time may convert into a Cause of Early Termination, or (ii) as a consequence of such payment occurs a Cause of Early Termination.

5.             Encumbrances. Not constitute or allow Guarantors to constitute any Encumbrance, unless (i) when is a Permitted Encumbrance, or (ii) that simultaneously at the creation of any Encumbrance, the Issuer guarantees in the same form its obligations on the basis of the Stock Exchange Certificates.

Causes of Early Termination

In the event that any of the following circumstances (each a “Cause of Early Termination”), the Stock Exchange Certificates shall terminate early in the terms and conditions established below:

1.               Failure in the Payment of Interest. If the Issuer stops paying interests within 3 (three) Business Days following the corresponding Interest Payment Date (unless it is the Due Date).

2.               False or incorrect information. If the Issuer discloses false or incorrect information of its financial, accounting or legal situation to the public, and such information is not rectified within the 15 (fifteen) Business Days following the date in which any Officer Responsible acknowledged such situation.

3.               Failure to comply obligations of the Stock Exchange Certificates. If the Issuer or any of the Guarantors fail to comply with any of its obligations described in the Certificate that documents the foregoing Issuance; in the understanding that in the event of failing to comply with the obligations described in paragraphs 1(a), 1(b) and 9 of the subsection “Obligation to Act” above, the Issuer shall be considered that is in default of such obligations if such default is not remedied within 30 (thirty) days following the date in which the Issuer received a written notice of the Common Representative specifying the corresponding defaults, and (ii) in the event of failing to comply with the obligations described in paragraphs 2(b), 2(c), 5, 6, and 7 of the subsection “Obligation to give” above, the Issuer and Guarantors, if applicable, are considered to be in default of such obligations if such default is not remedied within 30 (thirty) days following the date of its existence.

4.               Revocation or termination of concessions. If (a) the terms and conditions of the Concessions are modified in a way that limit or affect negatively and significantly the rights currently granted by the Concessions to the Issuer or Guarantor, (b) for any reason a government authority expropriates, rescue or seize the facilities and operations of an airport operated by the Issuer, as long as such expropriation, rescue or seize were declared by a competent judicial authority through a resolution that does not allow any other proceeding, or (c) any of the Concessions is revoked or terminated, and as long as such revocation or termination were declared by a competent judicial authority through a resolution that does not allow any other proceeding.

5.               Breach of other obligations. If (i) the Issuer or any of the Guarantors does not pay when due (after any grace period applicable), any amount of the principal or payable interests regarding any Important Debt, or (ii) there is an early termination of any Important Debt that obliges the Issuer or Guarantors to pay a bigger amount than US$10,000,000.00 (or its equivalent in another currency) before the due date.

6.               Bankruptcy. If the Issuer or any of the Guarantors declares bankruptcy or insolvency by a competent judicial authority through a resolution that does not allow any other proceeding, or if the Issuer or any of the Guarantors admits in writing its incapacity to pay the debts when due.

7.               Judgment. In the event of any final judicial resolution (not subject for appeal or any other legal proceeding) against the Issuer or Guarantors that, individually or jointly with another judicial resolution with such characteristics exceeds the amount of US$10,000,000.00 (or its equivalent in another currency) and such resolution is not paid or guaranteed within 30 (thirty) natural days following its date.

8.               Validity of the Stock Exchange Certificates. If the Issuer rejects, claims or contests the validity or enforceability of the Stock Exchange Certificates.

9.               Repurchase Offer by Change in Control. In case the Issuer does not initiate and perform a Repurchase Offer in a Change in Control in the form established in the section “Compulsory Repurchase of Stock Exchange Certificates” located in subsection “Obligations to Act” above.

10.         Minimum Endorsement. If for the 30th (thirtieth) Business Day after the date on which the consolidated audited annual financial statements of the Issuer are available, the Stock Exchange Certificates are not guaranteed by Guarantors that comply with the Minimum Endorsement.

In the event of any of the circumstances mentioned in the numbers 4(c), 6 or 8 above, the Stock Exchange Certificates shall automatically become due without the necessity of a default notice, submission, requirement to pay, protest or notification of any nature, judicial or extrajudicial, therefore, the unpaid principal amount, the accrued and unpaid interests, and all other outstanding amounts of the Stock Exchange Certificates shall become immediately enforceable.

In the event of the circumstance mentioned in section 1 above (and the applicable grace period expires, if applicable), all payable amounts by the Issuer according to the Certificate shall become due prior maturity, as long as at least 1 (one) Holder that represents at least 10% (ten percent) of the Stock Exchange Certificates in circulation, delivers a written notice to the Common Representative informing its intention to declare the Stock Exchange Certificates due prior maturity, therefore, the unpaid principal amount, the accrued and unpaid interests and all other outstanding amounts of the Stock Exchange Certificates shall become immediately enforceable, in which case, the Common Representative shall call a shareholders meeting to solve the above mentioned.

In the event of the circumstances mentioned in numbers 2, 3, 4(a), 4(b), 5, 7, 9 or 10 above (and the applicable grace period expires, if applicable), all payable amounts by the Issuer according to the Stock Exchange Certificates shall become due prior maturity, as long as the shareholders meeting solves that the Stock Exchange Certificates become due prior maturity, in which case, the unpaid principal amount, the accrued and unpaid interests and all other outstanding amounts of the Stock Exchange Certificates shall become immediately enforceable. For purposes of solving the declaration of an early maturity, the attendance and voting quorums rules of the shareholders meetings, regarding the first, second or subsequent calls, shall be those established in paragraph e) of the section “Shareholders Meetings” mentioned below.

In the event of an early maturity of the Stock Exchange Certificates according to the Certificate, the Common Representative shall notify such circumstance to the CNBV, BMV and Indeval (in writing or through the means determined by them) delivering evidence of such determination.

2                               Risk Factors

Except for the risk factors described below, the information corresponding to this section is incorporated by reference to the 2013 Annual Report and quarterly report corresponding to the first quarter of 2014 provided to CNBV and BMV on April 25, 2014 and April 28, 2014 respectively, which may be consulted in the internet pages of the CNBV and BMV: www.cnbv.gob.mx and www.bmv.com.mx, as well as in the Issuer’s website at www.oma.aero.

Release of Guarantors

The Issuer has the right to release any Guarantor from payment obligations under the Certificates, as well as the right (but not the obligation) to substitute or include any Guarantor without the consent the Holders or Common Representative, as long as after such release, addition or substitution takes effect and complies with the Minimum Endorsement. In the same manner, it is a cause of early termination of the Certificates when the Guarantors that comply with the Minimum Endorsement do not approve them by the 30th (thirtieth) Business Day following the date in which the consolidated audited annual financial statements of the Issuer are available.

Premium Absence by Payment in Advance

The Issuer has the right to provide payment in advance of the Certificates at any moment. In the event that the Certificates are paid in advance, the Issuer shall pay the Payment in Advance Price pursuant to the corresponding section.

Financial Restrictions

The Issuer is subject to several obligations to act and prohibitions that arise from agreements with creditors. Some of these prohibitions, including debt capacity limitations, represent financial restrictions susceptible of impacting its operations and financial performance.

3                               Destination of the Funds

The net resources obtained by the Issuer according to the Issuance of the Stock Exchange Certificates that ascend to the amount of $2,986,006,169.89 (two billion nine hundred and eighty six million six thousand one hundred and sixty nine pesos 89/100 Mexican Currency), shall be applied by the Issuer, in a first instance to the total payment in advance of the unpaid balance of the stock exchange certificates with the stock symbol. “OMA 11” according to the following:

Amount to be paid:	$1,300,000,000.00 (one billion three hundred thousand pesos 00/100 Mexican Currency).

Interest rate:	4.51% (four point fifty one percent).

Original maturity date:	July 8, 2016.

The funds remaining from the payment of the loans described above shall be used to finance in part of the investment capital the Issuer performs each year. It includes investment committed to the Development Master Programs of airports of the Issuer and strategic investments of new businesses for the growth in strategic areas such as aeronautics, commercial or real estate, depending on the opportunities presented in Mexico or abroad, therefore the specific destination of the funds is not defined up to this date.

The difference between net resources and the Issuance amount represents expenses and commissions paid by the Issuer regarding the Issuance of the Stock Exchange Certificates. For more information about these expenses and commissions, please consult section “Expenses Related to the Offer” of the foregoing Supplement.

4                                          Distribution Plan

The issuance of the Stock Exchange Certificates contemplates the participation of Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex; Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer, and HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC, who shall act jointly as Placement Brokers and offer the Stock Exchange Certificates according to the modality performing their best effort pursuant to the corresponding placement contract. The Jointly Placement Brokers do not contemplate the possibility of celebrating sub-placement or syndication agreements, however in the contrary, they shall reveal them including their name and logo in the definitive Supplement and in the placement notice.

The main objective of the Placement Brokers is, regarding the placement of the Stock Exchange Certificates, to access a diverse investors’ database composed of Mexican individuals and companies, mutual insurance institutions, investment fund companies, investment fund companies specialized in retirement funds, pension funds, retirement and seniority premiums.

Any person that can invest in Stock Exchange Certificates according to the foregoing Supplement, shall have the opportunity to participate in the placement of the stocks pursuant to the process established in this Supplement. All potential investors that participate in such process, shall participate in equal conditions, in the terms and subject to the allocation criteria described later below

To perform placements of Stock Exchange Certificates, the Placement Brokers, jointly with the Issuer, may meet one or several times with potential investors, contact them through the telephone, and in some cases, sustain independent and exclusive meetings with each of the investors.

For a placement of Stock Exchange Certificates, the Issuer shall wait, jointly with the Placement Brokers, to contact by telephone to several potential investors, and if necessary, sustain separate meetings with them and other potential investors. The telephone numbers available from the Placement Brokers are, from Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex +(55) 1226-3177; Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer +(55) 5201-2694; and HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC +(55) 5721-3874, 5721-3334, 5721-3825 and 5721-6920.

The Placement Brokers may receive offers as of 9:00 for the construction of the book in the date established in the foregoing Supplement, and the book shall close once the placement brokers determines it, in the understanding that the book shall close before 23.59 of the date established for the closing of the book.

For the allocation of the Stock Exchange Certificates, there are no minimum or maximum amounts required by investors. The Stock Exchange Certificates shall be placed through the book construction mechanisms by assigning a flat rate. The assignment of the Stock Exchange Certificates shall be held at the discretion of the Issuer, which will consider the following criteria: diversification, seek of investors that offer a better rate, the acquisition of greater number of Stock Exchange Certificates, among others. All Joint Placement Brokers shall be responsible for concentrating offers. In addition, the Issuer and the Joint Placement Brokers reserve the right to declare abandonment of the offer of the Stock Exchange Certificates and the subsequent construction of the book.

There is no intention to establish a suggested rate in the public offer of the Stock Exchange Certificates.

The Placement Brokers shall take appropriate measures in order that the sale practices of the Stock Exchange Certificates occur according the applicable norms, the final policies and customer profiles, investment objectives, risk profiles, and products that their customers can invest.

The public offer notice of the foregoing issuance, shall be published one day prior the construction date of the book. One day after the construction date of the book, a notice of placement for informational purposes shall be published through the EMISNET system of the BMV, which will contain the final characteristics of the Stock Exchange Certificates. The estimated date for the construction of the book is June 12, 2014.

The registration operations of the Stock Exchange Certificates, as well as the payment in the BMV shall be performed 2 (two) Business Days after the construction date of the book. The Placement Broker responsible to perform the crossing and payment of the Stock Exchange Certificates in the BMV shall be Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer.

Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex; Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer, and HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC, as Placement Brokers, and its mexican and foreign Affiliates, maintain and may maintain in the future, business relationships with the Issuer, providing several financial services periodically (to the Issuer or Subsidiaries), in exchange for services in market terms (including those that they will receive for their services as Placement Brokers by the placement of Stock Exchange Certificates).

Regarding its distribution, the 100% (one hundred percent) of the Stock Exchange Certificates shall be offered to the public investors.

Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex has placed 6,468,292 (six million four hundred and sixty eight thousand two hundred and ninety two) certificates that represent 21.56% (twenty one point fifty six percent) of the Issuance; Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer has placed 16,029,116 (sixteen million twenty nine thousand one hundred and sixteen) certificates that represent 53.43% (fifty three point forty three percent) of the

Issuance; and HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC has placed 7,502,592 (seven million five hundred and two thousand five hundred and ninety two) certificates that represent the other 25.01% (twenty five point one percent).

Approximately 5.27% (five point twenty seven percent) of the Stock Exchange Certificates were placed among Related Parties of Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex. Approximately 8.69% (eight point sixty nine percent) of the certificates were placed among Related Parties of Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer. Approximately 5.65% (five point sixty five percent) of the Stock Exchange Certificates were placed by HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC were placed among Related Parties, however, there may be a participation from Related Parties that has not been placed by HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC.

Up to the knowledge of the Issuer and Joint Placement Brokers, no Related Party (according to the term defined in section XIX, Article 2 of the Stock Market Law) with the Issuer or any of its main shareholders, directors or members of the board of directors, has acquired Stock Exchange Certificates. In addition, the Issuer and Joint Placement Brokers, up to their knowledge, estimate that they were individuals or groups of individuals that acquired more than 5% (five percent) of the Stock Exchange Certificates.

The Joint Placement Brokers may place Stock Exchange Certificates among Affiliates and other Related Parties who, if applicable, may participate in the same terms and conditions as the rest of the investors that participate in the offer with the obligation to inform the number of certificates distributed among such parties; in the understanding that none of the assumptions established in articles 36, 97 and 102 materialize, which are provisions of general nature and applicable to brokerage firms, therefore, the Joint Placement Brokers are authorized to act as such in the Issuance of the Stock Market Certificates.

5                                          Expenses Related to the Offer

The Issuer obtained from the Issuance a total of $3,000,000,000.00 (three billion pesos 00/100 Mexican Currency), amount of which deducted expenses related to the Issuance to an amount of $13,993,830.11 (thirteen million nine hundred and ninety three thousand eight hundred and thirty pesos 11/100 Mexican Currency), therefore, an approximate of net resources obtained by the Issuer were $2,986,006,169.89 (two billion nine hundred and eight six million six thousand one hundred and sixty nine pesos 89/100 Mexican Currency).

The main expenses associated with the Issuance contemplated in the foregoing Supplement are broken down as follows (which already include the corresponding Value Added Tax, unless otherwise noted):

Concept	Amount (in Pesos)

1. Study and procedure fees in the CNBV*	$18,245.85

2. Payment for the study and procedures in BMV.	$19,087.52

3. Registration in the RNV*	$1,050,000.00

4. Listing in the BMV	$683,696.74

5. Brokerage fee and payable placement to Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex.	$3,480,000.00

6. Brokerage fee and payable placement to Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer.	$3,480,000.00

7. Brokerage fee and payable placement to HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC.	$3,480,000.00

8. Fees of the Legal Advisors	$690,000.00

9. Fees of the Common Representative	$110,000.00

10. Fees of Standard & Poor’s, S.A. de C.V.	$480,000.00

11. Fees of Fitch México, S.A. de C.V.	$410,000.00

12. SIPO System	$92,800.00

Total:	$13,993,830.11

* Does not generate Value Added Tax.

6                                          Capital structure before and after the Offer

The following table shows the capital structure of OMA, considering the Issuance referred to in the foregoing Supplement:

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET TO MARCH 31, 2014

(In thousands of Mexican Pesos)*

	Before	Bond Issuance	Bond Application	After

ASSETS

Current assets

Cash and cash equivalent	1,532,713	3,000,000	(1,300,000)	3,232,713

Other current assets	880,032			880,032

TOTAL CURRENT ASSETS	2,412,745			4,112,745

Fixed and intangible assets	8,776,464			8,776,464

TOTAL ASSETS	11,189,209			12,889,209

LIABILITIES AND SHAREHOLDERS’ EQUITY

Bank loans	133,511		-	133,511

Long term outstanding liabilities	238,485			238,485

Other short term outstanding liabilities	501,829			501,829

TOTAL OUTSTANDING LIABILITIES	873,825			873,825

Long term bank loans	172,461			172,461

Debt issuance	2,791,063	3,000,000	(1,300,000)	4,491,063

Other long term liabilities	756,592			756,592

TOTAL LIABILITIES	4,593,941			6,293,941

TOTAL SHAREHOLDERS’ EQUITY	6,595,268			6,595,268

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	11,189,209			12,889,209

*  Cifras no auditadas.

7                                          Guarantors

Guarantors are subsidiaries of the Issuer up to the figures described in the section “Guarantee” of the foregoing Supplement. Each one of them is a holder of a concession of the operation, management, maintenance, and conservation of an airport in Mexico for a period of 50 (fifty) years as of its issuance date in the year 1998.

The financial information of the Issuer and Guarantors, required by the Provisions, is as follows:

	Figures in Thousands of Mexican Pesos

Empresa	Total Assets		Shareholders’ Equity		Total Revenues		Income from Operations		EBITDA
	Mar-31-13	Mar-31-14	Mar-31-13	Mar-31-14	Mar-31-13	Mar-31-14	Mar-31-13	Mar-31-14	Mar-31-13	Mar-31-14

Airport of Acapulco	891,536	989,950	726,968	861,782	53,081	46,940	5,627	4,039	9,319	7,609
Airport of Ciudad Juarez	416,313	437,008	297,301	363,017	28,743	36,241	4,590	5,951	6,688	8,088
Airport of Culiacan	607,245	641,222	464,000	493,090	60,862	79,182	8,863	11,425	11,968	14,883
Airport of Chihuahua	602,498	608,037	448,315	509,786	42,580	48,968	6,196	7,400	8,679	10,254
Airport of Mazatlan	843,658	910,129	727,360	772,104	49,815	69,189	7,647	11,121	10,435	14,021
Airport of Monterrey	4,325,714	4,399,919	3,284,059	3,551,771	325,100	312,467	49,170	67,093	66,634	85,459
Airport of Tampico	247,921	247,423	164,259	207,106	28,270	29,847	4,349	6,354	5,701	7,772
Airport of Torreon	336,241	391,813	229,863	293,683	21,648	29,934	3,419	4,074	5,218	5,960
Airport of Zihuatanejo	562,756	581,949	453,036	467,872	38,844	51,972	6,068	8,186	9,227	11,533
GACN (Legal Entity)	8,064,295	6,449,845	3,828,703	2,825,975	329,830	320,969	168,179	142,232	168,179	142,232

As of the date of this Supplement, the EBITDA of Guarantors, plus of the Issuer as legal entity, represented more than 85% (eighty five percent) of the Consolidated EBITDA of the Issuer, therefore, complies with the Minimum Endorsement.

8                                          Common Representative

Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero as Common Representative, shall perform all acts necessary to ensure the Holder’s rights according to (i) the foregoing Supplement and the corresponding Certificate, (ii) Articles 5, 68, 69 and other applicable of the Stock Market Law regarding the common representative, when applicable, (iii) the General Law on Securities and Credit Obligations, particularly to the obligations and authorizations of the Common Representative, as well as its appointment, removal or resignation, and (iv) article 68 of the Stock Market Law.

Pursuant to the acceptance of the position, the Common Representative shall have the obligation to exercise all actions and rights corresponding to the Holders of the Stock Exchange Certificates to pay the principal and outstanding interests of the Issuer.

For all not expressly provided in the Certificate, the Common Representative shall act pursuant the instructions of the majority of the Holders, described in the section “Shareholders Meetings” (the “Majority of the Stock Exchange Certificates”).

The Common Representative shall have, among others, the following rights, obligations and authorities:

(i)                   Subscribe the share certificates representative to the Stock Exchange Certificates, having verified that they comply with all legal provisions applicable;

(ii)                Right to monitor the compliance of the destination of funds product of the Issuance of the Stock Exchange Certificates, pursuant to the authorization of the CNBV, as well to monitor the compliance of the obligations to act and prohibitions;

(iii)             Call and chair general shareholders meetings and execute its decisions;

(iv)             Sign on behalf of the Holders and prior the approval of the general shareholders meetings, documents or contracts that need to be subscribed or celebrate with the Issuer;

(v)                Exercise acts necessary to ensure the Holders’ rights;

(vi)             Calculate and publish the amount of interests to pay according to the foregoing Supplement and the Certificate;

(vii)          Act before the Issuer as intermediary with respect to the Holders of the Stock Exchange Certificates for the payment of the lasts performance and corresponding payments;

(viii)       Collect from administrators, managers and officers of the Issuer, all reports and data required for the exercise of its authorities, including those relating to the financial situation of the Issuer;

(ix)             Follow-up the Issuer’s certifications, regarding its obligations to act and prohibitions;

(x)                Notify the Holders, BMV and CNBV with respect to any Cause of Early Termination as soon as it becomes aware of it and once the Stock Exchange Certificates matures early; in writing, through Emisnet or any other applicable system, as well, it shall notify Indeval (in writing or through the means determined by the latter);

(xi)             React to opportunities before events that could harm the Holders, as well as to provide reports of its administration when required or when ending its position, according to the second paragraph of article 68 of the Provisions;

(xii)          Exercise all functions, powers and duties pursuant to the Stock Market Law, General Law on Securities and Credit Obligations, and the Provisions and the sound stock market practices, and;

(xiii)       In general, perform all acts necessary to ensure the rights of the Holders.

All and each of the acts performed by the Common Representative on behalf and in representation of the Holders, made in the terms of the Certificate of the Issuance or the applicable legislation, shall be binding and accepted by the Holders.

The Common Representative may be removed or substituted by agreement of the shareholders meeting, in the understanding that such removal shall only take effect as of the date a successor of the common representative accepts and takes its position.

The Common Representative shall conclude its functions on the date in which all Stock Exchange Certificates are fully paid (including for this purposes, accrued and unpaid interests, and other payable amounts).

The Common Representative shall never be required to pay any amount from its property to perform its authorities and duties.

9                                          Shareholders Meetings

The general shareholders meetings represent the group of Holders and their decisions, taken in terms of the Certificates, the Stock Market Law, and the General Law on Securities and Credit Obligations as applicable, pursuant to article 68 of the Stock Market Law, and shall be valid with respect to all Holders, even if absent or dissident. Consequently, any act of the Issuer that, in terms of the Certificate that covers the Issuance is subject for approval from the Holders, shall be submitted to the corresponding general shareholders meeting.

The rules and provisions relative to attend a shareholders meeting are described as follow. In addition, the rules for the call, quorum and validity of the resolutions adopted in the shareholders meetings, which are described in articles 218 to 221 of the General Law on Securities and Credit Obligations, shall be applicable and pursuant to article 68 of the Stock Market Law.

a)               The general shareholders meeting shall meet whenever it is called by the Common Representative or by the request of the Holders or the Issuer as mentioned below: in the understanding that when a Cause of Early Termination occurs, the Common Representative shall be responsible for performing a shareholders meeting call within the following 15 (fifteen) days as of the date in which acknowledged the existence of any Cause of Early Termination.

b)              The Holders that, individually or jointly, represent 10% (ten percent) of the unpaid amount of the Stock Exchange Certificates in circulation, may request the Common Representative to call a general shareholders meeting specifying the points of the agenda of such meeting, as well as the time and place in which it should be held. The Issuer shall have the same right. The Common Representative shall perform a call so that the shareholders meeting takes place within one month following the date after receiving such request. If the Common Representative does not performs the call within the described term, a first instance judge of the Issuer’s address and upon request of the Holders or the Issuer, if applicable, shall perform the call.

c)               Calls for the shareholders meetings shall be published at least one time in a national newspaper 10 (ten) days prior the celebration of the meeting, and shall include the points of the agenda.

d)              In order to discuss different matters than those established in section (e) mentioned below and to obtain a legally convened shareholders meeting on the first call, at least half of the Stock Exchange Certificates in circulation plus one, shall be represented in the meeting; and its decisions shall be valid when approved by the majority of votes of the Holders present.

If the shareholders meeting gathers by means of a second or subsequent call to discuss matters different than those established in section (e) below, the meeting shall be legally convened with any number of Stock Exchange Certificates present; and its decisions shall be valid when approved by the majority of votes of the Holders present.

e)               In the following circumstances and in order to obtain a legally convened shareholders meeting, at least 75% (seventy five percent) of the Stock Exchange Certificates in circulation shall be present, whether jointly or individually; and its decisions shall be valid when approved by the majority of votes of the Holders present:

1.               When discussing about the removal of the Common Representative and/or appoint a new one.

2.              When discussing about consenting or authorizing that the Issuer or subsidiaries stop complying with their significant obligations pursuant to the Stock Exchange Certificates.

3.               When discussing about performing any modification in the terms and conditions of the Stock Exchange Certificates, or grant renewals or extensions to the Issuer regarding payments of the principal and interests of the Stock Exchange Certificates.

4.             When discussing about declaring due of the Stock Exchange Certificates prior maturity as a result of any of the Causes of Early Termination referred to in numbers 1, 2, 3, 4(a), 4(b), 5, 7, 9 or 10 of the section “Causes of Early Termination” of the foregoing Supplement.

f)                If the shareholders meeting gathers on a second or subsequent call to discuss any of the matters mentioned in section e) above, at least half of the Stock Exchange Certificates in circulation plus one, are represented in the meeting; and its decisions shall be valid when approved by the majority of votes of the Holders present.

g)               To attend a shareholders meeting, the Holders shall deposit the receipts issued by Indeval and the listing that for such purpose is issued by the corresponding credit institution or brokerage firm that will serve as a component of the Stock Exchange Certificates owned, if applicable, and shall be deposited in the place appointed by the call with at least one Business Day prior the date in which the shareholders meeting shall take place. The Holders may be represented in the meeting by a legal representative authorized through a proxy duly formalized or by a power of attorney signed before two witnesses.

h)              In no event the Stock Exchange Certificates acquired in the market, directly or indirectly, by the Issuer or any related party with the Issuer, shall be represented the shareholders meeting.

i)                 In every shareholders meeting, a minute shall be made by those who acted in the capacity of president and secretary. The minute shall include the attendance list which shall be signed by the members present and scrutineers. The minutes, other data and the documents that refer to the acts of the shareholders meetings or the Common Representative, shall be kept by the latter, and may be reviewed by the Holders. The Holders shall have the right, at their expense, to request the Common Representative to issue certified copies of such documents.

j)                 The number of Stock Exchange Certificates currently in the market, shall be considered for purposes of calculating the attendance quorum of the shareholders meetings. The shareholders meeting shall be chaired by the Common Representative, and the Holders shall have the right to as many votes regarding their Stock Exchange Certificates owned, in the understanding that one Stock Exchange Certificate in circulation corresponds to one vote.

Notwithstanding the provisions of this section, resolutions taken outside a shareholders meeting by unanimous consent of votes that, jointly or individually, represent the full amount of the Stock Exchange Certificates with voting rights, shall have for all legal purposes, the same validity as if they were adopted in a shareholders meeting, as long it is confirmed in writing.

The shareholders meetings shall be held in the corporate address of the Common Representative, and if not possible, in the place described in the corresponding call.

The content of the Certificate covering the Issuance, shall not limit or affect the rights that, if applicable, the Holders have according to article 223 of the General Law on Securities and Credit Obligations.

10                        Persons with relevant participation in the Offer

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.	Jose Luis Guerrero Cortes
Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex	Francisco de Asis Vicente Romano Smith
Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer	Gonzalo Manuel Mañon Suarez Angel Espinosa Garcia
HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC	Yamur Severiano Muñoz Gomez Pedro Struck Garza
Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero	Claudia Beatriz Zermeño Inclan Juan Carlos Montero Lopez
Greenberg Traurig, S.C.	Daniel Saltzberg Koris Juan Manuel González Bernal
Standard & Poor’s, S.A. de C.V.	Patricia Calvo Verónica Yañez
Fitch México, S.A. de C.V.	Sergio Rodríguez Garza Alberto de los Santos Davila

The relationship with investors shall be under the responsibility of Vicsaly Torres Ruiz in the offices of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., located in Torre Latitud, L501, 5th floor, Ave. Lazaro Cardenas No. 2225, Col. Valle Oriente, San Pedro Garza Garcia, Nuevo Leon, Mexico; or by telephone +(52 81) 8625-4300 or in the following email address: vtorres@oma.aero.

None of the experts or advisors of the Issuer that participate in the preparation of this Supplement, is an owner of a significant amount of shares of the Issuer or subsidiaries or has a direct or indirect economic interest that depends on the success of the placement.

11                                    Recent events

Information corresponding to this section is incorporated by reference to the annual report of 2013 and to the quarterly report corresponding to the first quarter of 2014, provided to the CNBV and the BMV on April 25, 2014 and April 28, 2014, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx, as well as in the Issuer’s website www.oma.aero.

III. FINANCIAL INFORMATION

1                                          Selected financial information

Information corresponding to this section is incorporated by reference to the annual report of 2013 and to the quarterly report corresponding to the first quarter of 2014, provided to the CNBV and the BMV on April 25, 2014 and April 28, 2014, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx, as well as in the Issuer’s website www.oma.aero.

2                               Financial information by a line of business, geographic zone and export sales

Information corresponding to this section is incorporated by reference to the annual report of 2013 and to the quarterly report corresponding to the first quarter of 2014, provided to the CNBV and the BMV on April 25, 2014 and April 28, 2014, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx, as well as in the Issuer’s website www.oma.aero.

3                                          Relevant Credit Report

Information corresponding to this section is incorporated by reference to the annual report of 2013 and to the quarterly report corresponding to the first quarter of 2014, provided to the CNBV and the BMV on April 25, 2014 and April 28, 2014, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx, as well as in the Issuer’s website www.oma.aero.

4                                          Commentary and analysis from management about the results of the operations and financial situation of the Issuer (result of operations, financial situation, liquidity, capital resources, and internal control)

Information corresponding to this section is incorporated by reference to the annual report of 2013 and to the quarterly report corresponding to the first quarter of 2014, provided to the CNBV and the BMV on April 25, 2014 and April 28, 2014, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx, as well as in the Issuer’s website www.oma.aero.

5                                          Estimates, provisions or critical accounting reserves

Information corresponding to this section is incorporated by reference to the annual report of 2013 and to the quarterly report corresponding to the first quarter of 2014, provided to the CNBV and the BMV on April 25, 2014 and April 28, 2014, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx, as well as in the Issuer’s website www.oma.aero.

IV PERSONS RESPONSIBLE

The undersigned declares under oath that in the scope of our respective duties, prepared the information regarding the Issuer contained in this Supplement, which to the best of our knowledge and belief, reflects reasonably its situation. Additionally, we declare that there is no knowledge of relevant information being omitted or distorted in the foregoing Supplement or that contains information misleading to investors.

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

Porfirio Gonzalez Alvarez Chief Executive Officer

Jose Luis Guerrero Cortes Administration and Finance Director

Alfredo Dominguez Sanchez
Director of Legal Affairs

The undersigned declares under oath that the companies, acting in the capacity of Guarantors of the Issuance, prepared the information regarding themselves which is contained in the foregoing Supplement, and which to the best of their knowledge and belief, reflect reasonably its economic and financial situation.

Aeropuerto de Acapulco, S.A. de C.V.

Aeropuerto de Ciudad Juárez, S.A. de C.V.

Aeropuerto de Culiacán, S.A. de C.V.

Aeropuerto de Chihuahua, S.A. de C.V.

Aeropuerto de Monterrey, S.A. de C.V.

Aeropuerto de Mazatlán, S.A. de C.V.

Aeropuerto de Tampico, S.A. de C.V.

Aeropuerto de Torreón, S.A. de C.V.

Aeropuerto de Zihuatanejo, S.A. de C.V.

Jose Luis Guerrero Cortes
Administration and Finance Director

The undersigned declares under oath that the company, in its capacity of a Placement Broker, performed a research, review and analysis of the Issuer’s Trust, as well as participated in the definition of the public offer terms, and to the best of its knowledge and belief, such research was broadly made and with enough depth to achieve an adequate understanding of the business. Additionally, we declare that there is no knowledge of relevant information being omitted or distorted in the foregoing Supplement or that contains information misleading to investors.

In the same manner, the company agrees in concentrating its efforts to achieve a better distribution of the Stock Exchange Certificates which are the subject matter of this public offer, in an effort to achieve a proper price formation in the market, and that the sense and scope of the Issuer Trustee’s responsibilities towards the public investors, competent authorities and other participants in the stock market have been informed thereto, as a company with registered securities in the RNV and BMV.

Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa,

Integrante del Grupo Financiero Banamex

Francisco de Asis Vicente Romano Smith
Legal Representative

The undersigned declares under oath that the company, in its capacity of Placement Broker, performed a research, review and analysis of the Issuer’s Trust, as well as participated in the definition of the public offer terms, and to the best of its knowledge and belief, such research was broadly made and with enough depth to achieve an adequate understanding of the business. Additionally, we declare that there is no knowledge of relevant information being omitted or distorted in the foregoing Supplement or that contains information misleading to investors

In the same manner, the company agrees in concentrating its efforts to achieve a better distribution of the Stock Exchange Certificates which are the subject matter of this public offer, in an effort to achieve a proper price formation in the market, and that the sense and scope of the Issuer Trustee’s responsibilities towards the public investors, competent authorities and other participants in the stock market have been informed thereto, as a company with registered securities in the RNV and BMV.

Casa de Bolsa BBVA Bancomer, S.A. de C.V.,
Grupo Financiero BBVA Bancomer

Gonzalo Manuel Mañon Suarez
Legal Representative

Angel Espinosa García
Legal Representative

The undersigned declares under oath that the company, in its capacity of Placement Broker, performed a research, review and analysis of the Issuer’s Trust, as well as participated in the definition of the public offer terms, and to the best of its knowledge and belief, such research was broadly made and with enough depth to achieve an adequate understanding of the business. Additionally, we declare that there is no knowledge of relevant information being omitted or distorted in the foregoing Supplement or that contains information misleading to investors.

In the same manner, the company agrees in concentrating its efforts to achieve a better distribution of the Stock Exchange Certificates which are the subject matter of this public offer, in an effort to achieve a proper price formation in the market, and that the sense and scope of the Issuer Trustee’s responsibilities towards the public investors, competent authorities and other participants in the stock market have been informed thereto, as a company with registered securities in the RNV and BMV.

HSBC Casa de Bolsa, S.A. de C.V.,
Grupo Financiero HSBC

Yamur Severiano Muñoz Gomez
Legal Representative

Pedro Struck Garza
Legal Representative

The undersigned declares under oath that to the best of its knowledge and belief, the issuance and placement of the Stock Exchange Certificates comply with the laws and other applicable legal provisions. Additionally, declares that it has no knowledge of relevant legal information being omitted or distorted in the foregoing Supplement or that contains information misleading to investors

Greenberg Traurig, S.C.

Daniel Saltzberg Koris
Partner

V ANNEXES

Annex 1.     Certificate.

Annex 2.                             Grade granted by Standard & Poor’s, S.A. de C.V.

Annex 3. Grade granted by Fitch Mexico, S.A. de C.V.

Annex 4. Legal Opinion.

Annex 5.        Financial Statements

Information corresponding to this section is incorporated by reference to the annual report of 2013 and to the quarterly report corresponding to the first quarter of 2014, provided to the CNBV and the BMV on April 25, 2014 and April 28, 2014, respectively, which may be reviewed in the website of the CNBV and BMV at: www.cnbv.gob.mx and www.bmv.com.mx, as well as in the Issuer’s website www.oma.aero.